EXHIBIT 4.1

Aggregate, Negotiate + Share!        Stock Ticker: GPOX

ASSET PURCHASE AGREEMENT

1.

THE PARTIES. This Asset Purchase Agreement (“Agreement”), made on July 7, 2022, between GPO Plus, Inc. with a mailing address of 3571 E. Sunset Road, #300, Las Vegas, NV 89120 (“Buyer”), and Orev, LLC with a mailing address of 2659 Heritage Cir., Las Vegas, NV 89121 (“Seller”). Buyer and Seller are each referred to herein as a “Party” and, collectively, as the "Parties."

2.

ASSETS (Tangible & Intangible). As part of this Agreement, the Buyer agrees to buy while the Seller agrees to sell all Tangible & Intangible Assets listed in Exhibit A. The Tangible Assets and the Intangible Assets shall be collectively known as the “Assets.”

3.

PURCHASE PRICE. The purchase price of the Assets is Fifty Thousand USD ($50,000.00) and Two Hundred Thousand (200,000) shares of Buyer’s (GPO Plus, Inc., stock ticker: GPOX) Restricted common shares (“Purchase Price”).

a.

Fifteen Thousand USD ($15,000.00) has been paid as a deposit as consideration when executing the Binding Letter of Intent (“LOI”), and an additional Thirty Five Thousand USD ($35,000.00) is due upon closing of this Asset Sale and Purchase.

b.

Two Hundred Thousand (200,000) shares of Buyer’s (GPO Plus, Inc., stock ticker: GPOX) Restricted common shares issued to Seller upon the closing of the sale and purchase, the shares will be restricted under Rule144 of the Securities Act of 1933 (“Restricted Shares”).

4.	PAYMENT. The Purchase Price shall be paid at Closing, less the Fifteen Thousand USD ($15,000.00) Deposit paid.

5.	APPROVAL OF 3rd PARTY. For the Assets to be sold, there is No Requirement for consent or approval from any 3rd party.

6.

CLOSING. This transaction shall be closed on July 8, 2022, at 11:00 AM or earlier at an agreed upon location by the Parties. (“Closing”). Any extension of the Closing must be agreed upon, in writing, by Buyer and Seller.

7.	CLOSING COSTS. All costs associated with the Closing shall be the responsibility of both Parties bearing their own expenses.

8.	SELLER’S REPRESENTATIONS. The Seller covenants and represents the following:

a.

Fiduciary Duty. The Seller agrees that during the purchase process to hold a fiduciary duty in the best interests of the Buyer. The Seller shall in no way conduct any action that would disrupt the on-going status of the Assets’ value or condition. This obligation shall continue until the Closing.

b.

Rights and Ownership. Seller makes the claim that they are the sole owner of the Assets with full rights to sell as stated in this Agreement. No other person has any claim, right, title, interest, or lien in, to, or on the Assets.

GPO Plus, Inc. 3571 E. Sunset Road, Suite 300 | Las Vegas, NV 89120 | www.GPOPlus.com | 702.840.1020 | info@gpoplus.com

Page 1

Aggregate, Negotiate + Share!        Stock Ticker: GPOX

	c.	Outstanding Liabilities. The Seller has no outstanding liabilities, liens, judgments, or obligations that directly or indirectly affect the Assets.

	d.	Taxes. Seller claims that all taxes related to the Assets have been paid-in-full.

e.

Insurance. If there is any insurance on the Assets, the Seller agrees to provide the Buyer with a copy of the current insurance policy, if any, to the Buyer within a reasonable time period. The Buyer has the option to assume the policy subject to the insurer’s approval.

f.

Outstanding Suits. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Seller, threatened against or involving the Seller or brought by the Seller or affecting any of the Assets at law or in equity or admiralty or before any Federal, State, Municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, nor has any such action, suit, proceeding, or investigation been pending during the preceding date hereof.

9.	PARTIES’ REPRESENTATIONS. The Parties represent and agree to the following:

a.

Compliance with Agreement. The representations and warranties of the Seller contained in this Agreement, or any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing as though such representations and warranties were made at and as of such date, except if such representations and warranties shall be true as of such date.

b.

Injunction. On the day of Closing, there shall be no effective injunction, writ, preliminary restraining order, or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not to be consummated as herein provided.

c.

Buyer’s Approval. All actions, proceedings, instruments, and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters shall have been approved by counsel for the Buyer.

d.

Casualty. The Assets, or any substantial portion thereof, shall not have been adversely affected in any material way as a result of any fire, accident, flood, or other casualty or act of God or public enemy, nor shall any substantial portion of the purchased property have been stolen, taken by eminent domain, or subject to condemnation. If the Closing occurs hereunder despite such casualty as a result of the waiver of this condition by the Buyer, the Seller shall assign or pay over to the Buyer the proceeds of any insurance or any condemnation proceeds with respect to any casualty involving the Assets that occur after the date hereof.

	e.	Adverse Change. Between the date of this Agreement and the Closing, there shall be no material adverse change of the Assets.

10.	SELLER’S INDEMNIFICATION. The Seller agrees to jointly and severally indemnify and hold the Buyer, and assigns, harmless from any and all claims of any nature whatsoever, including without limitation:

	a.	Claims. Tort claims and claims made by creditors, and any claims associated with the Assets that originated prior and up to the Closing; and

GPO Plus, Inc. 3571 E. Sunset Road, Suite 300 | Las Vegas, NV 89120 | www.GPOPlus.com | 702.840.1020 | info@gpoplus.com

Page 2

Aggregate, Negotiate + Share!        Stock Ticker: GPOX

b.

Taxes. Claims that may be made hereinafter on account of Federal and State taxes, including, but not limited to, sales taxes, franchise taxes, unemployment taxes, Social Security taxes, excise taxes, and any other taxes of any nature or form on account of the Buyer ending on and accruing up to the Closing.

11.

ACCESS TO INFORMATION: After the execution of this Agreement, the Buyer shall have full access to any and all information in reference to the Assets. The Buyer shall maintain a fiduciary duty to keep the information that it obtains confidential and agrees to not share with any third (3rd) party unless the Seller gives their written consent.

12.		TRANSFER OF ASSETS. The Seller makes the following covenants to the Buyer:

a.

Title. At the Closing Seller shall transfer all the Assets mentioned in this Agreement and be free and clear of all encumbrances. The Seller shall include any and all certificates and titles with the transfer of the Assets to be placed in the name of the Buyer or in a name the Buyer suggests. The Seller will provide Buyer all credentials (User ID’s and passwords) for all relevant accounts and websites. Seller will cooperate in any documents or actions necessary to complete the transfer of Assets to Buyer and shall be completed within Five (5) days of the Closing.

b.

Period Until Closing. Until the Closing, the Seller assumes all risk of loss, damage, or destruction to the Assets subject to this Agreement until the Closing. If the Assets are damaged or lost prior to the Closing and their valuation is affected, the Seller agrees to negotiate, in good faith, a reasonable reduction in the Purchase Price due to such loss. The Parties shall have Five (5) days to negotiate such loss of value.

c.

Cash and Proceeds From Sales. Any cash or proceeds from sales whether collected or uncollected made prior to 11:59 PM PST, on July 7, 2022 (hereinafter “Adjustment Date”) will be paid to Seller and any cash and proceeds from sales after Adjustment date will be paid to Buyer. In the event of any returns, adjustments or refunds they will Seller is responsible for sales prior to Adjustment date and Buyer is responsible for sales after the Adjustment Date.

13.

CONFIDENTIALITY. All negotiations regarding the Assets between the Buyer and Seller shall be confidential and not to be disclosed with anyone other than the respective advisors and internal staff of the Parties and necessary third (3rd) parties. No press, or other public releases, will be issued to the general public concerning the Assets without mutual consent or as required by law, and then only upon prior written notice to the other party unless otherwise not allowed.

14.		GOVERNING LAW. This Asset Purchase Agreement shall be governed under the laws by the State of Nevada.

15.

SEVERABILITY. In case any provision or wording in this Asset Purchase Agreement shall be held invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.		ADDITIONAL TERMS.

	a.	GPOX will enter a one (1) year Consulting Agreement with Seller, attached in Exhibit B.

GPO Plus, Inc. 3571 E. Sunset Road, Suite 300 | Las Vegas, NV 89120 | www.GPOPlus.com | 702.840.1020 | info@gpoplus.com

Page 3

Aggregate, Negotiate + Share!        Stock Ticker: GPOX

	b.	GPOX will enter a one (1) year Employment Agreement with Nadege Bellissan, as an Individual, attached in Exhibit C.

c.

On the one (1) year anniversary of this Agreement, at Sellers option, Seller may request Buyer to purchase up to Sixty Thousand (60,000) shares issued to Seller as consideration for this Agreement for a purchase price of Thirty Thousand USD ($30,000).

	d.	Seller will earn Five Percent (5%) of the Nutriumph Product Sales Net Profit as defined in Exhibit D.

17.

ENTIRE AGREEMENT. This Agreement contains all the terms agreed to by the parties relating to its subject matter including any attachments or addendums. This Agreement replaces all previous discussions, understandings, and oral agreements.

Agreed to and accepted by:

SELLER and/or	BUYER and/or GPOX,
Orlev, LLC	GPO Plus, Inc.

By: /s/ Nadege Bellissan	By: /s/ Brett H. Pojunis
Printed Name: Nadege Bellissan	Printed Name: Brett H. Pojunis
Title: CEO	Title: CEO
Date: July 8, 2022	Date: July 8, 2022

Acknowledged and accepted Individually by:

By: /s/ Nadege Bellissan
Printed Name: Nadege Bellissan
Date: July 8, 2022

GPO Plus, Inc. 3571 E. Sunset Road, Suite 300 | Las Vegas, NV 89120 | www.GPOPlus.com | 702.840.1020 | info@gpoplus.com

Page 4

Aggregate, Negotiate + Share!        Stock Ticker: GPOX

Exhibit A

Nutriumph List of Assets to be Acquired

The following Assets are to be included in this Asset Purchase Agreement:

1.    Trademarks:

a.    Nutriumph

b.    Herberall

2.    Product List and inventory including all Intellectual Properties for each product such as promotional materials, editable label files, copyrights, etc.

Product	Intellectual Properties	Amount in Inventory
Herberall	Herberall trademark + proprietary formula	552
Keto BHB		391
Apple Cider Vinegar Gummies		302
Turmeric		315
Elderberry Gummies		358
Myo - Inositol		356
Kids Gummy Bear Multivitamin		241
Collagen peptides		202
Liposomal Vitamin C		265
Vitamin C Gummies		376
Quercetin		553
Mushroom		481
Sea Moss		505
Resveratrol		219
Berberine		369

3.    Domain Names, web properties and descriptions:

a.    Nutriumph.com - Website built on Wix

b.    Herberall.com – built on Wix

GPO Plus, Inc. 3571 E. Sunset Road, Suite 300 | Las Vegas, NV 89120 | www.GPOPlus.com | 702.840.1020 | info@gpoplus.com

Page 5

Aggregate, Negotiate + Share!        Stock Ticker: GPOX

4.    Social Media Profiles:

a.    Facebook:

i.    https://www.facebook.com/nutriumph

i.    https://www.facebook.com/herberall

b.    Instagram:

i.    https://www.instagram.com/nutriumph/

i.    https://www.instagram.com/myherberall

c.    Twitter:

i.    https://twitter.com/NUTRIUMPH

d.    Pinterest:

i.    https://www.pinterest.com/nutriumph/

e.    LinkedIn:

i.    https://www.linkedin.com/in/nutriumph-supplements-9279151a9/

f.    YouTube:

i.    https://www.youtube.com/channel/UCt0vo03JGcQmjOLLdNP34Kw

g.    Quora:

i.    https://www.quora.com/profile/Nadia-Bagramyan

5.    Software, Online Selling Accounts + Merchant Accounts

a.    QuickBooks (data only, not the account)

b.    Merchant Accounts

c.    Amazon Sellers Account

d.    Walmart Sellers Account

e.    Etsy Sellers Account

f.    eBay Sellers Account

g.    Other Sellers Accounts

6.    Accounts Receivable.

a.    Assignment of any balances as of the date of closing from Seller Accounts listed herein above.

7.    Marketing and Social Media Advertising Accounts.

a.    Facebook Business Manager

b.    Emails - Constant Contact / Wix email marketing

c.    Pinterest ads

d.    Google ads

8.    Databases:

a.    Customer Database:

b.    Retail list:

b.    General Marketing list: 10,500

GPO Plus, Inc. 3571 E. Sunset Road, Suite 300 | Las Vegas, NV 89120 | www.GPOPlus.com | 702.840.1020 | info@gpoplus.com

Page 6

Aggregate, Negotiate + Share!        Stock Ticker: GPOX

Exhibit B

Orev, LLC Consulting Agreement

GPO Plus, Inc. 3571 E. Sunset Road, Suite 300 | Las Vegas, NV 89120 | www.GPOPlus.com | 702.840.1020 | info@gpoplus.com

Page 7

INDEPENDENT CONSULTANT AGREEMENT

This agreement (the “Agreement”) is made and entered into as of July 8, 2021(the “Effective Date”) between GPO Plus, Inc. (the “Company”), a C Corp existing under the laws of the State of Nevada and having its principal offices at 3571 E. Sunset Road, Suite #300, Las Vegas NV 89120, and Orev, LLC (the “Contractor”) with a mailing address of 2659 Heritage Cir., Las Vegas, NV 89121, (collectively, the “Parties”).

WHEREAS the Company requests the Contractor to perform services for it and may request the Contractor to perform other services in the future; and

WHEREAS the Company and the Contractor desire to enter into an agreement, which will define respective rights and duties as to all services to be performed,

WHEREAS the Contractor affirms that he or she understands all the provisions contained in this Agreement, and in the case that he or she requires clarification as to one or more of the provisions contained herein, he or she has requested clarification or otherwise sought legal guidance,

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

1. Services. Beginning on the Effective Date and remaining in effect for the Term of this non-exclusive Agreement, the Contractor shall provide the Company with the following services without limitation outlined and specifically described in Exhibit A, SCOPE & COMPENSATION.

2. Term. Subject to the limiting provisions of this Agreement, the Term of the Contractor’s services will be:

2.1. Initial One (1) year Term. Beginning on the Effective Date and ending on the first anniversary of the Effective Date. Thereafter, on each anniversary of the date of this Agreement (each, a “Renewal Date”), the Term of the Contractor’s Agreement shall be extended automatically for an additional one-year period, unless the Contractor gives written notice to Company, not less than thirty (30) days in advance of each such Renewal Date, of its intent to terminate this Agreement as of the end of the current period. The Term of the Contractors services under this Agreement is hereinafter referred to as the “Contract Period.” References herein to the Contract Period shall refer both to the initial 90 Days as well as one-year Term of this Agreement and to all successive extension periods.

3. Contractor Representations and Warranties. Beginning on the Effective Date and remaining in effect for the Term, the Contractor makes the following representations and warranties.

3.1. That he or she is fully authorized and empowered to enter into this Agreement, and that his or her performance of the obligations under this Agreement will not violate any agreement between the Contractor and any other person, firm or organization or any law or governmental regulation.

3.2. That he or she is more than eighteen (18) years of age and not otherwise incapacitated at the time of the Agreement.

3.3. That he or she will notify the Company of any change(s) to the Contractor’s schedule that could adversely affect the availability of the Contractor, whether known or unknown at the time of this Agreement, no later than two (2) weeks prior to such change(s). If the Contractor becomes aware of such change(s) within the two (2) week period, the Contractor shall promptly notify the Company of such change(s) within a reasonable amount of time.

Page 1 of 8

3.4. That he or she will bear all expenses incurred in the performance of this Agreement.

3.5. Duty of Loyalty. Contractor shall not engage in conflicting activities ever during the Contract Period and shall not engage in other non-conflicting business activities without written permission by CEO with Board oversight and such written permission shall include that such other business activities shall not detract from Contractor’s effective conduct of his duties or violate Contractor’s obligations to Company. During the Term, the Contractor’s business time, attention, skill, and energy will be devoted to the business of the Company sufficiently to perform their duties hereunder.

3.6. Compliance with Company Policies. Contractor agrees to comply with and be subject to all of Company’s reasonable and lawful policies and procedures, including reasonable amendments to such policies and procedures adopted by Company, as well as such reasonable rules and regulations as are adopted from time to time by Company all as is described in the GPO Plus Employee/Contractor Handbook described in and attached to this Agreement by reference as Exhibit B.

3.7. Compliance with Securities Laws. Contractor acknowledges that Company is publicly traded, and exchange listed, and Contractor will familiarize his/herself with public company regulations and they and their Affiliates agree to comply with all applicable state and federal securities laws, rules, and regulations, as may be in effect from time to time. Details of public company issues can be found in Exhibit B.

3.8. Background Check. That he or she understands that like all Company employees/contractors, your employment/engagement is subject to a background check as a condition of your employment/engagement with the Company, you are required to sign the Company’s background check consent form.

4. Company Representations and Warranties. Beginning on the Effective Date and remaining in effect for the duration of this Agreement, the Company makes the following representations and warranties.

4.1. That it is fully authorized and empowered to enter into this Agreement, and that its performance of the obligations under this Agreement will not violate any agreement between the Company and any other person, firm or organization or any law or governmental regulation.

4.2. That it is in full compliance with all laws and/or statutes applicable to the services described hereunder.

5. Compensation. See Exhibit A, SCOPE AND COMPENSATION.

6. Non-Disclosure, Non-Circumvention, Non-Compete and Contractor’s Work Product.

6.1. Acknowledgments by the Contractor.

The Contractor acknowledges by execution of this Agreement, that he/she have received all the documents listed and described in Exhibit B including but not limited to (i) GPO Plus Employee/Contractor Handbook and read it. (ii) Articles of Incorporation & Bylaws (iii) Responsibilities and Requirements (iv) Non-Disclosure, Non-Circumvention, Non-Compete Agreement.

Page 2 of 8

7. Independent Contractor Status.

7.1. The Contractor is an Independent Contractor of Company. Nothing contained in this Agreement shall be construed to create the relationship of Company and employee, principal and agent, partnership or joint venture, or any other fiduciary relationship.

7.2. The Contractor shall have no authority to act as agent for, or on behalf of, the Company, or to represent the Company, or bind the Company in any manner without a written authorization mandate from Company CEO.

7.3. The Contractor shall not be entitled to worker's compensation, retirement, insurance, or other benefits afforded to employees of the Company.

8. General Provisions.

8.1. Injunctive Relief and Additional Remedies.

The Contractor acknowledges that the injury that would be suffered by the Company because of a breach of the provisions of this Agreement (including any provision of Sections herein) would be irreparable, and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other right it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. Without limiting the Company’s rights under this Section or any of the provisions of other Sections herein, the Company will have the right to cease making any payments otherwise due to the Contractor under this Agreement.

8.2. Covenants of these Sections are Essential and Independent Covenants.

The covenants by the Contractor in Exhibit B are essential elements of this Agreement, and without such covenants, the Company would not have entered into this Agreement or engaged the Contractor. The Company and the Contractor have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company.

The Contractor’s covenants in these Sections are independent covenants and the existence of any claim by the Contractor against the Company under this Agreement or otherwise will not excuse the Contractor’s breach of any covenant in these Sections.

If the Contractor’s engagement hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Contractor in Sections herein.

8.3. Disputes or Controversies. The Contractor recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, document, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, the Contractor, and their respective attorneys and experts, who will agree, an advance and writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

Page 3 of 8

9. Intellectual Property.

9.1. The Contractor represents that all content provided by the Contractor to the Company, in furtherance of the services described hereunder, including, without limitation, images, videos and text, including any intellectual property, such as copyrights or trademarks (the “Content”), is owned solely and legally by the Company. The Contractor agrees that any such information, work product, and other results, systems and information developed by the Contractor and/or the Company in connection with such services (hereinafter referred to collectively as the "Work Product") shall, to the extent permitted by law, be a "work made for hire" within the definition of Section 101 of the Copyright Act (17 U.S.C. § 101) and shall remain the sole and exclusive property of Company.

9.2. The Company grants the Contractor a non-exclusive, transferable, sub-licensable, royalty-free, worldwide license to use any Content in connection with the services described hereunder as long as Contractor remains engaged by Company.

9.3. Any materials developed by the Company, making use of Content, remains the sole property of the Company subject to all applicable laws and/or statutes.

10. Liability.

10.1. The Company shall not be responsible for any costs incurred by the Contractor, including, without limitation, any and all fees and expenses.

10.2. The Company makes no guarantees regarding the physical and/or mental fitness of any Client. The Contractor shall perform the services set out in this Agreement at his or her own risk.

10.3. EXCEPT WITH RESPECT TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BODILY INJURY, DEATH, LOSS OF REVENUE, OR PROFITS OR OTHER BENEFITS, AND CLAIMS BY ANY THIRD PARTY, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOOUT LIMITATION TO BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, AND OTHER TORTS.

11. Indemnification.

11.1. The Contractor agrees to indemnify and hold harmless the Company, its affiliates, and its respective officers, directors, agents and employees from any and all claims, demands, losses, causes of action, damage, lawsuits, judgments, including attorneys’ fees and costs, arising out of, or relating to, the Contractor’s services under this Agreement. This provision shall survive the duration of this Agreement.

Page 4 of 8

11.2. The Contractor agrees to defend against any and all claims, demands, causes of action, lawsuits, and/or judgments arising out of, or relating to, the Contractor’s services under this Agreement, unless expressly stated otherwise by the Company, in writing.

12. Duration.

12.1. This non-exclusive Agreement shall take effect immediately and shall remain in full force and effect for the Contract Period, or until terminated pursuant to this Agreement.

12.2. The Contractor’s Agreement may be terminated by the Company for cause at any time.

12.3. This Agreement, and any accompanying appendices, duplicates, or copies, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, representations, and understandings of any kind, whether written or oral, between the Parties, preceding the date of this Agreement.

12.4. This Agreement may be amended only by written agreement duly executed by an authorized representative of each party.

12.5. If any provision or provisions of this Agreement shall be held unenforceable for any reason, then such provision shall be modified to reflect the parties’ intention. All remaining provisions of this Agreement shall remain in full force and effect for the duration of this Agreement.

12.6. No modifications to this Agreement shall be binding upon the Company without the express, written consent of the Company.

12.7. This Agreement shall not be assigned by either party without the express consent of the other party.

13. Governing Law and Jurisdiction.

13.1. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without reference to any principles of conflicts of laws, which might cause the application of the laws of another state. Any action instituted by either party arising out of this Agreement shall only be brought, tried and resolved in the applicable federal or state courts having jurisdiction in the State of Nevada. EACH PARTY HEREBY CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE COURTS, STATE AND FEDERAL, HAVING JURISDICTION IN THE STATE OF NEVADA.

14. Waiver of Rights.

14.1. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

Page 5 of 8

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have each executed this agreement as of the Effective Date.

OREV, LLC / CONTRACTOR:	GPO PLUS, INC. / COMPANY:

By: /s/ Nadege Bellissan	By: /s/ Brett H. Pojunis
Nadege Bellissan, Contractor	Brett H. Pojunis, CEO

Contractor Address and Contact Information:

Nadege Bellissan

2659 Heritage Cir.

Las Vegas, NV 89121

Phone: 310.913.8827

Page 6 of 8

EXHIBIT A:

SCOPE AND COMPENSATION GUIDELINES

The services performed by the Contractor under this Agreement include but are not limited to:

1.1.      Provide general consulting services to GPOX.

1.2.      Facilitate introductions to key partners, consultants and other individuals and entities to assist growth.

1.3.      Generate and bring sales to Nutriumph and GPOX.

1.4.      Identify and introduce potential acquisition targets to GPOX.

1.5.      Assist in product development and research and development on current and future projects, specifically for Nutriumph products.

1.6.      Report to the Company’s CEO and board of directors, and respond to requests in timely fashion via phone, email, and text messages.

1.7.      Attend regularly scheduled meetings, take notes and spearhead follow up on action items.

1.8.      Follow all GPOX general policies and assist in achieving GPOX initiatives.

1.9.      Take ownership of additional duties and special projects.

1.10.    Uphold the highest level of confidentiality of all corporate, personnel, and research matters.

2. Compensation.

Terms & Conditions Governing Compensation Plan. The following terms and conditions govern and form the Compensation (“Plan”) for all work performed by (“Contractor”) and earned by Company.

2.1. Compensation. For Scope of Work Duties & Responsibilities, Contract will receive the following:

a) Two Thousand Five Hundred USD ($2,500) per Month payable in accordance with the Company’s payroll procedures.

b) In the event Nutriumph monthly sales exceed Fifteen Thousand USD ($15,000), an additional One Thousand USD ($1,000) will be paid per month to the Contractor.

2.2. Commissions. No commissions shall be paid for standard obligated Scope of Work duties as outlined in this Agreement and this Exhibit A. However, from time to time, there will be opportunities available for the Contractor earn commissions. These commissions must be agreed upon in writing and approved by CEO under Board oversight.

2.3. All Compensation is subject to modification from time to time by the Company at any time with prior written notice, to reflect new incentive situations, pricing structure, billing procedures or changes in marketing emphasis. It is also subject to adjustment for specific accounts and sales situations when the circumstances warrant revised treatment, provided that adjustments shall be fairly applied to Contractor. No amendment or modification of the Compensation shall be made except by an Addendum attached to this Agreement mutually agreed to in writing.

3. The Company shall not be responsible for federal, state, and local taxes derived from the Contractor's net income or for the withholding and/or payment of any federal, state, and local income and other payroll taxes, workers' compensation, disability benefits or other legal requirements applicable to the Contractor.

3.1. Expenses. Contractor shall bear all expenses incurred in the performance of this Agreement. In the event Company makes a special request in which there might be some expectation of Company reimbursing an out of the ordinary expense any such expense must be preapproved in writing by Company.

3.2. Other Agreements. Other agreements as may be required for work not described or contemplated by this agreement must be in writing and executed by the parties. Company will provide the scope in writing to Contractor and the parties will negotiate terms, pricing and payment and reduce the same in writing in advance of engagement beginning.

3.3. Entire Agreement. This Exhibit shall represent the entire Compensation and Scope for this Opportunity, subject to the Agreement and Other Agreements.

Page 7 of 8

EXHIBIT B

Employee/Contractor GPO PLUS Handbook

Non-Disclosure Non-Circumvention Non-Compete-Contractor’s Work Product

Page 8 of 8

Aggregate, Negotiate + Share!        Stock Ticker: GPOX

Exhibit C

Nadege Bellissan Employment Agreement

GPO Plus, Inc. 3571 E. Sunset Road, Suite 300 | Las Vegas, NV 89120 | www.GPOPlus.com | 702.840.1020 | info@gpoplus.com

Page 8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the July 08, 2022 (the “Effective Date”), by and between GPO Plus, Inc., a Nevada corporation (the “Employer” “Company”), and Nadege Bellissan, a Resident of Nevada (the “Executive”).

RECITALS

WHEREAS the Employer desires to employ the Executive as Chief Executive Officer, “CEO” of Nutriumph a division of GPO Plus Inc., reporting to the CEO of GPOX and/or its designee, and the Executive desires to accept such employment upon the terms and conditions set forth in this Agreement; and

WHEREAS the Employer recognizes the need for the knowledge, talents, and assistance of Executive and desires to enter into this Agreement to secure the foregoing.

AGREEMENT

NOW, THEREFORE, in consideration of the promises herein contained, the parties, intending to be legally bound, agree as follows:

1.EMPLOYMENT, TERM, AND DUTIES

1.1 Employment.

The Employer hereby employs the Executive as an Officer of the Company, and the Executive hereby accepts employment by the Employer, on the terms and conditions set forth in this Agreement (“Employment Services”).

1.2 Position and Duties.

(a) Position. The Company hereby employs Executive as its Chief Executive Officer “CEO” of Nutriumph, a division of GPO Plus Inc. subject to the review of the Board, and continued election in accordance with the terms of this Agreement and shall retain the title thereof during the Employment Period.

(b) Duties. The Executive will have such duties as outlined in Exhibit A, and hereby agrees to perform such duties of a CEO as are assigned or delegated to the Executive by the CEO of Employer and/or the Board of Directors of the Employer, which duties shall include those as are generally performed by executive of similar rank as the Executive in the Employer’s industry. The Executive agrees to subject herself at all times during the Employment Period to the reasonable and lawful direction and control of the Board of Directors of Employer in respect to the duties to be performed and shall report directly to the Board of Directors of the Employer. The Executive will devote such time, attention, skill, and energy as is reasonably necessary to fully and timely perform the Executive’s duties to the Employer as its CEO under this Agreement. The Executive will use her efforts to promote the success of the Employer’s business and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. In that regard, and as further consideration for this Agreement, the Executive agrees to comply with, and abide by, such rules and directives of the Employer, as may be reasonably established from time to time, and recognizes the right of the Employer, in its reasonable direction, to change, modify or adopt new policies and practices affecting the employment relationship, which are reasonable and not inconsistent with this Agreement, as deemed appropriate by the Employer. Director’s duties are defined by the Company By-Laws and as determined by resolutions of the Board.

1

(c) Duty of Loyalty. From the Effective date, Executive shall not engage in conflicting activities without advanced written permission by Board oversight, together with the basis for allowing conflicting activities and why granting permission is fair to both Parties and shall not engage in other non-conflicting business activities without written permission Board oversight and such written permission, which shall not be unreasonably withheld, shall include that such other business activities shall not detract from Executive’s effective conduct of her duties or violate Executive’s obligations to Company. During the Employment Period, the Executive’s primary business time, attention, skill, and energy will be devoted to the business of the Employer. The Executive may devote such time to personal affairs as shall not materially interfere with the performance of her duties hereunder. This Section will not prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with this Agreement but shall be disclosed to Company. Outside business activities shall be disclosed to CEO of Employer and the Board.

(d) Compliance with Company Policies. Executive agrees to comply with and be subject to all of Company’s reasonable and lawful policies and procedures, including reasonable amendments to such policies and procedures adopted by Company, as well as such reasonable rules and regulations as are adopted from time to time by Company.

(e) Compliance with Securities Laws. Executive acknowledges that Company is publicly traded, and exchange listed, and Executive will familiarize themself with public company regulations and they and their Affiliates agree to comply with all applicable state and federal securities laws, rules, and regulations, as may be in effect from time to time especially and more particularly insider information.

1.3 Term.

The term of Executive’s employment under this Agreement shall commence on the date of execution of this Agreement (“Effective Date”) and shall continue unless and until terminated earlier in accordance with the Severance Provisions (See 4.3 et seq.) in this Agreement. The term of the Executive’s employment under this Agreement will be one (1) year, beginning on the “Effective Date” and ending on the first anniversary of the Effective Date. Thereafter, on the anniversary of the Effective Date of this Agreement (each, a “Renewal Date”), the term of the Executive’s employment shall be extended automatically for an additional one-year period, unless either the Employer or the Executive gives written notice to the other, not less than thirty (30) days in advance of each such Renewal Date, of its intent to terminate this Agreement as of the end of the current period. The term of the Executive’s employment under this Agreement is hereinafter referred to as the “Employment Period” (subject to the provisions of Section 4 of this Agreement). References herein to the Employment Period shall refer both to the initial one-year term of this Agreement and to all successive extension periods.

2.COMPENSATION

2.1. Obligations Contingent on Performance.

The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive’s performance of the Executive’s obligations hereunder unless otherwise provided by the terms of this Agreement.

All Compensation is subject to review and modification from time to time by the Employer’s Board and/or compensation committee at any time with prior written notice, to reflect new incentive situations, pricing structure, revenue growth or changes in financial standing. It is also subject to adjustment for specific acquisitions, ventures, or other activities when the circumstances warrant revised treatment, provided that adjustments shall be fairly applied to Executive. No amendment or modification of the Compensation shall be made except by a mutually agreed to Addendum attached to this Agreement.

2.2. Regular Compensation.

For all services to be rendered by Executive in any capacity hereunder, Executive shall be entitled to receive “Regular Compensation” in the following annual amounts:

(a) Salary. The Executive will be paid an initial annual salary (the “Salary”) of Six Thousand and 00/Dollars ($6,000.00), subject to increases as provided below, which will be payable in equal periodic installments according to the Employer’s customary payroll practices, but not less frequently than monthly.

2

(b) Accrual. The Executive acknowledges that Company has advised that Company doesn’t not have the funds available to pay the monthly compensation as of the date of the agreement and it may be a few weeks, months before it can do so, however both Company and Executive agree that the sums due will be accrued and paid at the first available opportunity in part or lump as finances will allow.

(c) Vacation. The Executive shall be entitled to two (2) weeks of paid vacation each year, exclusive of legal holidays, as long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operations.

(d) Annual Bonus. With respect to each fiscal year of the Company ending during her employment, Executive shall be eligible to earn an annual bonus (an “Annual Bonus”) based on the achievement of reasonable individual and corporate performance objectives established by the Board and communicated to Executive. The Executive will be subject to an annual performance review (“Review”). Any performance-based incentive compensation resulting from the Review may include combinations of cash and/or equity, consisting of any combination of common stock, options, restricted stock grants, etc. at the sole discretion of the Board or compensation committee. In addition to a Review, Executive may receive bonuses such as Preferred, Redeemable Shares directly related to other business development activities such as acquisitions, mergers, strategic partnerships, joint ventures, etc. at the sole discretion of the Board or compensation committee.

(e) Benefits. Executive shall be eligible to participate in any employee benefits program offered by Employer, including, but not limited to; group or individual insurance plans for health, dental or vision care and any retirement, deferred-compensation, Company’s defined benefit pension plan upon inception of the plan, or other post-employment benefit plan. Executive contributions, if any, toward any such benefits shall be withheld from compensation in accordance with the Company’s standard payroll schedule.

2.3. Equity Compensation & Stock Options.

(a) Equity Based Compensation. Equity Based Compensation for the initial 1-year term will also be comprised of stock compensation in the amount of Sixty Thousand (60,000) restricted shares at Par Value of $0.0001 per share to be vested quarterly over one (1.0) year in the amount of Fifteen Thousand (15,000) restricted shares per quarter.

(b) Stock Options. Executive will receive the right to purchase shares of Employers Common Stock at a strike price TBD per share, exercisable over five (5) years from the execution date of this agreement. These stock options will vest ratably over a multi-year period and, if unexercised, the rights will expire three months after the Executive’s termination. This provision does not preclude Executive from acquiring any additional or future rights to purchase Common Stock in Company at a predetermined price.

(c) Stock Grants in lieu of cash. In exchange for Executive delivering to Employer all Executive’s network, past sales customer database that Executive has access to, future sales and her sales organization that will be compensated by Employer, Executive is to be rewarded and paid by the Company through a grant of shares TBD on a case-by-case basis.

(d) Stock Purchase Agreement(s). Each issuance of shares requires in most instances a Stock Purchase Agreement (SPA). Employee agrees to execute such SPAs as required and abide by reasonable terms and conditions.

(e) Special Achievement Awards. Certain significant milestones in the Company’s development, or attainment of certain critical goals, or the achievement of certain EBITDA, earnings, acquisitions, special contracts producing significant revenue, or offerings, shall cause other bonus awards to be granted to the Executive at the discretion of the Board, but in accordance with the critical goals conveyed by the Board to the Executive each year. These Special Achievement Awards (“SAA”) shall be awarded and are subject to the same terms, conditions, and limitations in accordance with the Regular and Bonus Compensation sections of this Agreement. These SAAs shall be defined and described on an attachment to this Agreement as Exhibit “B”.

3

3.WORKING FACILITIES AND EXPENSES

3.1. Facilities.

The Employer will furnish the Executive in the immediate area in which she resides, if needed, with office space, equipment, supplies, secretarial services, and such other facilities and personnel necessary or appropriate to Executive’s position and adequate for the performance of Executive’s duties under this Agreement.

3.2. Expenses.

The Employer will reimburse the Executive for all pre-approved reasonable expenses actually incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive’s duties pursuant to this Agreement, and in accordance with the Employer’s employment policies, within 15 days after invoicing the Employer, including, but not limited to appropriate business entertainment activities, reasonable expenses incurred by the Executive in attending conferences, conventions and institutes previously approved by the Employer, and other business meetings, provided however, proper itemization of said expenses is furnished to the Employer by the Executive in accordance with the Employer’s policies. All such expenditures shall be subject to the reasonable control of the Employer. As funds are available, Company shall also provide Executive an annual allowance of Four Thousand USD ($4,000) to be used by Executive for professional membership and licensing, membership to a Club of her choice, and reimbursement for a life insurance policy on the life of Executive.

4.TERMINATION

4.1. Events of Termination.

The Executive’s basic compensation, benefits, stock options, stock purchase rights, and any and all other rights of the Executive as an employee of the Employer, under this Agreement or otherwise that are earned during the Employment Period, shall be paid to Executive, however, unearned benefits will terminate (except as otherwise provided in this Section 4). This Agreement may be terminated:

(a) upon the death of the Executive;

(b) upon the disability of the Executive (as defined in Section 4.3) immediately upon notice from either party to the other;

(c) for “Cause” (as defined in Section 4.4), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify; or without “Cause”, upon not less than thirty (30) days prior notice from the Employer to the Executive; or

(d) for “Good Reason” (as defined in Section 4.5), or without “Good Reason” upon not less than thirty (30) days prior notice from the Executive to the Employer.

4.2. Severance Provisions.

Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of death, her designated beneficiary as defined below) only such compensation as is provided in this Section in settlement and complete release of all claims the Executive may have against the Employer.

The Executive acknowledges and agrees that the severance benefits of her employment, under this Section 4 shall be the Executive’s sole remedy in the event of a termination of Executive’s employment.

(a) Termination in the First 90 Days. If either party, for any reason, terminates the Executive’s employment hereunder during the first 90 days from the Effective Date (the “Trial Period”), all compensation, benefits, commissions, stock options, stock purchase rights, and any and all other rights of the Executive earned to date under this Agreement, or otherwise, as an Executive of the Employer will be retained by Executive except that the Stock Grants in lieu of cash grant in Section 2.3(d) will terminate unless Executive remains employed with Company for the minimum 90 days.

4

(b) Termination by the Executive for Good Reason or Without Cause. If the Executive terminates this Agreement for Good Reason or without Cause, the Employer will pay the Executive and the Executive will be entitled to receive only the Executive’s then-current Salary for the remainder, if any, of the current calendar years Employment Period, payable in accordance with this Agreement, as if this Agreement had not been terminated prior to the end of such period (the “Severance Pay”) as well as all previously awarded shares of stock of the Company, which shares shall be deemed vested, and any earned stock options, warrants, and benefits. Notwithstanding the foregoing, if the Executive terminates this Agreement pursuant to Change of Control, the Executive will be entitled to receive (i) the Executive’s then-current Salary for the remainder, if any, of the current calendar year Employment Period, plus (ii) an amount equal to the Executive’s then- current Salary for a period of one (1) additional year, payable in twelve (12) equal monthly installments in accordance with the Employer’s customary payroll practices, as well as all previously awarded shares of stock of the Company, which shares shall be deemed vested, and any earned stock options, warrants, and benefits.

(c) Termination by the Employer for Cause or by the Executive Without Good Reason. If the Employer terminates this Agreement for Cause or if the Executive terminates this Agreement without Good Reason, the Executive’s future basic compensation, benefits, commissions, stock options, stock purchase rights, and any and all other rights of the Executive under this Agreement or otherwise as an Executive of the Employer will terminate, provided however, the Executive will be entitled to receive only her then-current calendar year’s Salary through the date such termination is effective together with the Executive’s basic compensation, shares of stock previously awarded (subjected to vesting as set forth herein), benefits, stock options, and stock purchase rights already earned.

(d) Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive’s disability, as determined, the Employer will pay the Executive and the Executive will be entitled to receive only her then-current Salary through the remainder of the calendar month during which such termination is effective, and for the lesser of (i) three (3) consecutive months thereafter, or (ii) the period of time until disability insurance benefits commence under disability insurance coverage of the Executive, if any. However, the Executive’s basic compensation, shares of stock previously awarded (subjected to vesting as set forth herein), benefits, stock options, stock purchase rights earned shall be retained.

(e) Termination upon Death. If this Agreement is terminated because of the Executive’s death, the Executive's Designated Beneficiary (as defined below) will be entitled to receive the Executive's then- current Salary for the remainder of the Employment Period, if any, together with any of the Executive’s basic compensation, shares of stock previously awarded (subjected to vesting as set forth herein), benefits, stock options, stock purchase rights earned as well as a retirement and/or pension rights.

For purposes of this Section, the Executive’s "Designated Beneficiary" will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such Designated Beneficiary, the Executive’s estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive’s personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(f) Benefits. The Executive’s accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

5

4.3. Definition of “Disability”.

For the purposes of this Section, "Disability" shall mean a physical or mental disability or infirmity that prevents the performance of the Executive's employment-related duties lasting (or likely to last, based on competent medical evidence presented to the Board of Directors of the Employer) for a period of six (6) months or longer, and within thirty (30) days after the Employer notifies the Executive in writing that it intends to replace him, the Executive shall not have returned to the performance of her employment-related duties on a full-time basis. The Employer's reasonable and good faith judgment of Disability shall be final, binding, and conclusive and shall be based on such competent medical evidence as shall be presented to the Board of Directors of the Employer (the "Board") by the Executive or by any physician or group of physicians or other competent medical expert employed by the Executive or the Employer to advise the Board.

4.4. Definition of “Cause”.

For the purposes of Section 4, the word “Cause” means any of the following:

(a) the Executive’s material breach of this Agreement, after written notice and opportunity to Cure;

(b) the Executive’s failure to adhere to any material written Employer policy, if the Executive has been given a reasonable opportunity to comply with such policy or cure her failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement);

(c) the Executive's appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer;

(d) the Executive's material misappropriation (or attempted misappropriation) of any of the Employer’s funds or property;

(e) the Executive’s conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment in excess of 90 days is the punishment;

(f) any behavior or conduct of the Executive that, in the reasonable judgment of the Employer’s Board of Directors, is materially detrimental to, or materially harms, the business or reputation of the Employer; or

(g) the Executive’s knowing and willful failure to comply in all material respects with the material federal and state laws, rules and regulations relating to any of Executive’s responsibilities and duties with Employer after written noticed and opportunity to Cure;

4.5. Definition of Cure.

For purpose of Section 4, the word “Cure” means the following: if applicable the Executive must be given a reasonable opportunity of 10 days to comply with his/her failure to comply which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement);

4.6. Definition of “Good Reason”.

For the purposes of Section 4, the phrase “Good Reason” means any of the following:

(a) the Employer’s material breach of this Agreement, after written notice and opportunity to Cure;

(b) the assignment of the Executive without her consent to a position, title, responsibilities, or duties of a materially lesser status or degree of responsibility than her position, responsibilities, or duties at the Effective Date;

6

(c) the removal of, or failure to maintain, Executive as a Director on the Company’s Board of Directors;

(d) the required relocation of Executive’s principal work location as of the Effective Date for a period of more than four week per year;

(e) a "Change in Control", if any successor of the Employer fails to assume or otherwise honor the terms this Agreement in its entirety; or

For purposes of subsection (e) of this Section, "Change in Control" shall mean the first to occur of any of the following events after the Effective Date hereof:

i. the acquisition by any person, entity or "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) of fifty percent (50%) or more of the combined voting power of the Employer’s then outstanding voting securities, except such an acquisition by the Employer, or any employee benefit plan of the Employer;

ii. the merger the merger or consolidation of the Employer with any person, entity, or group, if as a result of such merger or consolidation persons who were shareholders of the Employer, as the case may be, immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

iii. the bankruptcy, liquidation, or dissolution of the Employer; and

iv. the sale, transfer, or other disposition of all or substantially all of the assets of the Employer to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, controlled by, controlling or under common control with the Employer.

5.REFERENCES

The Employer agrees that, upon termination of this Agreement, it will, upon written request of the Executive, furnish references to third parties, including prospective employers, regarding the Executive. However, the Executive acknowledges that it is the Employer’s policy to confirm employment only, and not to release any additional information without the written release from the Executive.

6.NON-DISCLOSURE NON-CIRCUMVENTION NON-COMPETE, EXECUTIVE’S WORK PRODUCT

6.1. Acknowledgments by the Executive.

The Executive acknowledges that she has received the working draft of all the documents listed and described in Exhibit C which are to be submitted to the Board for final review and approval, including but not limited to (i) GPO Plus Employee Handbook and read it. (ii) Articles of Incorporation & Bylaws (iii) Responsibilities and Requirements (iv) Non-Disclosure, Non-Circumvention, Non-Compete Agreement.

7.GENERAL PROVISIONS

7.1. Injunctive Relief and Additional Remedies.

The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 6 and 7) would be irreparable, and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other right it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. Without limiting the Employer’s rights under this Section 8 or any of the provisions of Sections 6 or 7, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

7

7.2. Covenants of these Sections are Essential and Independent Covenants.

The covenants by the Executive in Exhibit C are essential elements of this Agreement, and without such covenants, the Company would not have entered into this Agreement or employed the Executive. The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company.

The Executive’s covenants in these Sections are independent covenants and the existence of any claim by the Executive against the Company under this Agreement or otherwise will not excuse the Executive’s breach of any covenant in these Sections.

If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections herein.

7.3. Personnel Information.

The Executive shall not divulge or discuss personnel information such as salaries, bonuses, commissions, and benefits relating to the Executive or other executives of the Employer with any other person except the Board of Directors of the Employer.

7.4. Waiver.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law:

(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it was given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

7.5. Binding Effect; Delegation of Duties Prohibited.

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

7.6. Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been given when:

(a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail (email), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and email address set forth below (or to such other addresses and email address as a party may designate by notice to the other parties):

8

If to Executive:	Nadege Bellissan 2659 Heritage Cir. Las Vegas, NV 89121 Phone: 310.913.8827 Email: nadege@nuttriumph.com

If to Employer:	GPO Plus, Inc. 3571 E. Sunset Road, Suite 300 Las Vegas NV 89120 Attention: General Counsel Email: legal@gpoplus.com

7.7. Voluntary Agreement.

The Executive hereby represents that he has not been pressured, misled, or induced to enter this Agreement based upon any representation by the Employer not contained herein.

7.8. Entire Agreement; Amendments.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

7.9. Governing Law.

This Agreement will be governed by the laws of the State of Nevada without regard to conflicts of laws principles.

7.10. Jurisdiction.

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Nevada County of Clark, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Nevada, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

7.11. Section Headings, Construction.

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

7.12. Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.13. Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9

7.14. Equitable Relief.

The Parties to this Agreement acknowledge that a breach by Executive of any of the terms or conditions of this Agreement will result in irrevocable harm to Employer and that the remedies at law for such breach may not adequately compensate the Employer’s damages suffered. Accordingly, Executive agrees that in the event of such breach, Employer shall be entitled to injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide. Nothing contained herein will be construed to limit Employer’s right to any remedies at law or equity, including the recovery of damages for breach of this Agreement.

7.15. Arbitration.

The Parties agree that any dispute, claim or controversy of whatever nature arising out of or relating to the negotiation, execution, performance or breach of this Agreement or any other dealings between them that cannot be amicably resolved either by informal discussion between the Parties or mutual agreement to mediate, shall be resolved solely by arbitration in proceedings conducted in Clark County, Nevada before a recognized Arbitrator such as the American Arbitration Association in accordance with such organizations Commercial Arbitration Rules. Results from such proceedings shall be deemed conclusive, final, and binding upon the Parties, and may be entered as the judgment of any court of competent jurisdiction. The Parties shall execute all submission agreements and other documents authorizing the submission of said dispute to arbitration for a final determination and award. The arbitration panel shall be empowered to award attorney’s fees and expenses of arbitration (including expert witness fees) to the prevailing Party in any such arbitration. Furthermore, with respect to any civil action instituted for injunctive relief, the Parties hereby expressly agree to submit themselves to, and consent to the jurisdiction and venue of Nevada. Nothing contained in this paragraph shall restrict or prevent any Party from obtaining a temporary restraining order, injunction or other equitable relief which said initiating Party may have against the other.

7.16. Indemnification.

Employer and its Affiliates hereby agree that it shall indemnify and hold Executive harmless to the fullest extent permitted by applicable law, from and against all losses, costs, claims, judgments, and expenses, including without limitation reasonable attorney’s fees or lost wages (“Losses”), as and when incurred by Executive. The indemnification provided for herein shall not be deemed exclusive of any other rights to which Executive may be entitled under any by-law, agreement, insurance policy, vote of shareholders or otherwise. Executive shall indemnify and hold Employer (and its employees, officers, directors, advisors, and agents) harmless against any Losses as a result of any material breach by Executive.

7.17. Survival.

All those provisions of this Agreement that require performance by either party following termination of Executive’s employment hereunder shall survive any termination of this Agreement including Stock, Option, Warrant grants as well as SAAs and Bonuses earned.

7.18. Supersedes.

This Agreement supersedes and replaces all previously executed Agreements by the Parties. The Parties execution of this Agreement is acknowledgement and acceptance of all the terms recited herein.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement to be effective as of the date first written above.

EXECUTIVE:	GPO PLUS, INC.:

By: /s/ Nadege Bellissan	By: /s/ Brett H. Pojunis
Nadege Bellissan	Brett Pojunis, CEO

10

EXHIBIT A

Duties and Responsibilities

The Executive will have the following duties and responsibilities;

1. Generate and bring sales to Nutriumph and GPOX.

2. Assist in product development and research and development on current and future projects, specifically for Nutriumph products.

3. Report to the Company’s CEO and board of directors, and respond to requests in timely fashion via phone, email, and text messages.

4. Attend scheduled meetings, take notes and spearhead follow up on action items.

5. Work with cross-functional teams and provide a bridge for smooth communication between Nutriumph and GPOX divisions, brands, sales team, distributors, and other internal departments.

6. Handle all office management activities for Nutriumph.

7. Manage all seller accounts to include, but are not limited to Amazon, eBay, ETSY and Walmart.

8. Manage Nutriumph and Herberall’s online presence and social media.

a. Assist in managing social media strategies, tactics, overall campaigns and planning that includes creating/generating original content, social media content calendar scheduling, and copywriting for Nutriumph and if applicable, other related GPOX products/divisions.

b. Develop original content for all marketing channels.

c. Monitor social media accounts, follow trends, use analytics to make data driven decisions.

d. Develop plans to maximize Nutriumph’s audiences, exposure, and engagement through organic strategies.

e. Develop strategies for lead generation on social media platforms, 3rd party websites, Nutriumph and GPOX websites, forums, and industry specific websites. Develop content strategies for all marketing channels.

9. Update spreadsheets, databases, and create impactful PowerPoint presentations.

10. Identify and introduce potential acquisition targets to GPOX.

11. May also coordinate special events or conferences and assist with preparing and monitoring budgets and/or forecasts alerting the executives of major variances.

12. Take ownership of additional duties and special projects.

13. Uphold the highest level of confidentiality of all corporate, personnel, and research matters.

11

EXHIBIT B

Special Achievement Awards

12

EXHIBIT C

Employee/Contractor GPO PLUS Handbook

Non-Disclosure Non-Circumvention Non-Compete-Contractor’s Work Product

13

Aggregate, Negotiate + Share!        Stock Ticker: GPOX

Exhibit D

Nutriumph Product Sales Net Profit

Nutriumph Product Sales Net Profit shall be defined as all the Gross Sales less approved third party expenses such as cost of goods, advertising, and marketing. Additionally, GPOX is entitled to a reasonable administrative reimbursement to cover rent, accounting, and management services. Approved management and GPOX operational expenses shall initially be set at One Thousand ($1,000) per month.

The GPOX Administrative Expenses will increase on the following schedule:

After 1 month of:

●        $25,000 gross sales, increased to $2,000

●        $50,000 gross sales, increased to $3,000

●        $75,000 gross sales, increased to $4,000

●        $100,000 gross sales, increased to $5,000

●        $250,000 gross sales, increased to $7,500

The understanding is that Nutriumph will hire additional employees so GPOX work will not substantially increase after Seven Thousand Five Hundred USD ($7,500) and they will have the majority of profits. In the event the GPOX Administrative Expense Schedule needs to be modified or amended, both Parties must mutually agree in writing.

GPO Plus, Inc. 3571 E. Sunset Road, Suite 300 | Las Vegas, NV 89120 | www.GPOPlus.com | 702.840.1020 | info@gpoplus.com

Page 9